EXHIBIT 99(B)

              UNITY BANCORP ANNOUNCES PROMOTION OF ANTHONY FERARO,
                            OTHER MANAGEMENT CHANGES

CLINTON, NEW JERSEY, December 12, 2000...UNITY BANCORP, INC. (NASDAQ NM: UNTY), announced today that Mr. Anthony J. Feraro, President of the Company's Unity Bank subsidiary, has been appointed President of the holding company. In addition, the Board of Directors of Unity appointed Mr. Feraro to the Bank Board. Both appointments are subject to receipt of all necessary regulatory approvals.

Mr. David Dallas, Chairman of the Board of the Company, stated, "Tony's expertise, drive and ability to motivate our staff have been invaluable as the Company has sought to work through its recent difficulties. During Tony's past six months as President of the Unity Bank, we believe the Bank has turned around and is positioned for a return to successful operations. Tony is the leader of our management team."

The Company also announced today that Kevin Killian, Chief Financial Officer of the Company and Bank, had resigned to pursue other business opportunities. The Company has designated Mr. James A. Hughes as its new Chief Financial Officer, subject to receipt of all necessary regulatory approvals. Mr. Hughes has over 11 years of bank accounting and financial reporting experience at Summit Bancorp of Princeton, New Jersey. Previously, Mr. Hughes was an audit manager with KPMG, L.L.P. Mr. Hughes is also a certified public accountant.

Mr. Anthony Feraro stated, "We believe that Jim's background, both with Summit and KPMG, will enhance our accounting and financial reporting functions, shareholder relations, and market communications."

     Unity Bancorp, Inc., is a holding company for Unity Bank headquartered in Clinton, New Jersey. Unity provides a variety of retail and commercial financial services through 12 full-service branches located in Hunterdon, Middlesex, Union and Somerset Counties. Unity Bank is a leading "Preferred Lender" of SBA financing in New Jersey, Pennsylvania, Delaware and New York.

     For additional information about the Bank, call Unity Direct at 800.618.BANK, or visit Unity's website at www.unitybank.com. E-mail may be addressed to the Bank at info@unitybank.com.

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Contact:          Anthony J. Feraro, President Unity Bank     908.730.7630


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